Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Ave., Suite 300

Santa Ana, CA 92705

714-667-8252 ext.251

jswartz@nnnrealtyadvisors.com

NNN APARTMENT REIT ACQUIRES
BAYPOINT RESORT IN CORPUS CHRISTI, TEXAS

Santa Ana, California, August 7, 2007 – NNN Apartment REIT, Inc. has acquired Baypoint Resort in Corpus Christi, Texas. The acquisition closed on August 2, 2007.

Baypoint Resort is a 350-unit multifamily property consisting of approximately 338,000 rentable square feet on more than 29 acres along the shore of Oso Bay, a tertiary bay of Corpus Christi Bay. Constructed in 1998, the gated community offers seven unique floor plans ranging in size from 675-square-foot one bedroom/one bath units to 1,385-square-foot three bedroom/two bath units. Interior amenities include full-size washer and dryer connections, nine-foot ceilings, crown moulding, walk-in closets and either private patios or balconies with spacious storage closets. Community amenities include two resort-style swimming pools, a poolside entertainment pavilion with wet bar, a heated spa, state-of-the-art fitness center, five-acre bayside greenbelt with walking trails and sport courts, and a well-appointed clubhouse with a fireside lounge and full-size kitchen.

Baypoint Resort is conveniently located on South Padre Island Drive, Corpus Christi’s primary east-west corridor, and in close proximity to the 358 Expressway, affording residents easy access to all of the metropolitan region. The property provides 655 parking spaces, including 62 garages, as well as 84 storage units. A variety of retail, commercial, and entertainment amenities are located near the community, which is currently 98 percent occupied.

“Baypoint Resort is an exceptional addition to the quickly expanding portfolio of NNN Apartment REIT,” explained Stanley J. Olander Jr., chief executive officer, president and chairman of NNN Apartment REIT. “Corpus Christi is a perfect example of the market we covet for investment, as the city is in the midst of a long-term economic growth phase.”

According to the Corpus Christi Chamber of Commerce and local government statistics, the city enjoys a diverse economy based largely upon the petrochemical industry, international trade and tourism. The Port of Corpus Christi is the nation’s sixth largest port, and local container traffic exceeds the port’s ability to accommodate it. The construction of the La Quinta Trade Gateway Container Terminal, an 1,100-acre expansion of the port, is expected to begin construction in 2008 and provide 2,500 additional jobs to the Corpus Christi economy. The petrochemical

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2 – 2 – 2 NNN Apartment REIT Acquires Baypoint Resort

industry, which already accounts for more than 50,000 jobs locally, is also experiencing growth due to the ongoing expansion of Citgo Petroleum Corporation’s refinery. Citgo’s $828 million project is the largest refinery expansion in the nation over the past twenty years. Tourism accounts for 20,000 local jobs and contributes $1.1 billion annually to the city. According to statistics compiled by the United States Census Bureau, the population of Corpus Christi will grow more than 13 percent between 2004 and 2014.

NNN Apartment REIT offers a monthly distribution of 7.0 percent per annum, and is seeking to acquire properties in geographically-diverse markets throughout the United States that are poised for strong population and economic growth. As of August 2, 2007, NNN Apartment REIT has sold approximately 5.8 million shares of its common stock for nearly $56.8 million through its initial public offering, which began in the third quarter of 2006.

NNN Apartment REIT purchased Baypoint Resort from Bay Point Resort Corpus Christi, L.P. Diane Miramontes of Grubb & Ellis Company represented the sellers.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Apartment REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 37 million square feet of real estate, including approximately 9,000 apartment units, with a combined market value in excess of $5.1 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements with respect to the future population, job growth and economic performance of Corpus Christi, Texas. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of Corpus Christi, Texas; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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